Exhibit 99.1

Aon plc Announces Final Results and Settlement of Exchange Offer

LONDON, 12 December 2012 (PR NEWSWIRE) — Aon plc (the “Company”) (NYSE: AON) announced today the final results and settlement of its offer to exchange Aon Corporation’s outstanding 8.205% Junior Subordinated Deferrable Interest Debentures due January 2027 (the “Old Notes”) for the Company’s new Senior Notes due December 12, 2042 (Guaranteed by Aon Corporation) (the “New Notes”) and cash (the “Exchange Offer”).

The Exchange Offer expired at 12:00 midnight, New York City time, at the end of December 11, 2012 (the “Expiration Date”).

Based on information provided by D.F. King & Co., Inc., the exchange agent for the Exchange Offer, as of the Expiration Date, $165,946,000 aggregate principal amount of the Old Notes had been validly tendered for exchange and not validly withdrawn.

In accordance with the terms and conditions of the Exchange Offer, the Company has accepted all of the Old Notes that were tendered for exchange.  The Exchange Offer settled on December 12, 2012.  The Company expects to incur approximately $3 million of costs in unallocated expenses in the fourth quarter for transaction and advisory fees related to the Exchange Offer.

The New Notes will not be registered under the Securities Act or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. The Company has entered into a registration rights agreement with respect to the New Notes.

This press release is not an offer to sell or a solicitation of an offer to buy any security. The Exchange Offer is being made solely by the confidential offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

Contacts:

Investors:

Scott Malchow
Vice President, Investor Relations

+44 207-086-0100

Media:

David Prosperi
Vice President, Global Public Relations

(312) 381-2485

This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.  Potential factors that could impact results include:  general economic conditions in different countries in which Aon does business around the world, including conditions in the European Union relating to sovereign debt and the continued viability of the Euro; changes in the competitive environment; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon’s various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; rating agency actions that could affect Aon’s ability to borrow funds; fluctuations in exchange and interest rates that could influence revenue and expense; the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions and ERISA class actions; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries; the cost of resolution of other contingent liabilities and loss contingencies, including potential liabilities arising from error and omissions claims against Aon; the failure to retain and attract qualified personnel; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s  businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the effect of the change in global headquarters and jurisdiction of incorporation, including the reaction of clients, employees and other constituents, the effect of compliance with U.K. regulatory regimes or the failure to realize some of the anticipated benefits; the extent to which Aon retains existing clients and attracts new businesses and Aon’s ability to incentivize and retain key employees; the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and advisory services, among others, that Aon currently provides, or will provide in the future, to clients; the possibility that the expected efficiencies and cost savings from the merger with Hewitt Associates Inc. (“Hewitt”) will not be realized, or will not be realized within the expected time period; the risk that the Aon and Hewitt businesses will not be integrated successfully; Aon’s ability to implement restructuring initiatives and other initiatives intended to yield cost savings, and the ability to achieve those cost savings; the potential of a system or network disruption resulting in operational interruption or improper disclosure of personal data; any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; and Aon’s ability to grow and develop companies that it acquires or new lines of business. Further information concerning Aon and its business, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K and Annual Report to Shareholders for the fiscal year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the three months ended March 31, 2012, June 30, 2012 and September 30, 2012 and other public filings with the SEC for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. Aon does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.